Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	rargueta@quidel.com

QUIDEL REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS
SAN DIEGO, CA – August 8, 2019 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Highlights

•	Total revenue increased 5% to $108.3 million, and on a constant currency basis grew 7%, as compared to $103.2 million in the second quarter of 2018.

•	Cardiac Immunoassay revenue was $68.0 million on a reported basis, comparable to prior year on a constant currency basis.

•	Molecular Diagnostic Solutions revenue was $4.2 million, 7% growth from the second quarter of 2018.

•
Reported GAAP EPS of $0.03 per diluted share in the second quarter of 2019, as compared to $(0.08) per share in the second quarter of 2018. Reported non-GAAP EPS of $0.36 per diluted share in the second quarter of 2019, as compared to $0.37 per diluted share in the second quarter of 2018.

•	Received 510(k) clearance for Quidel Triage® TOX Drug Screen toxicology assay.

•	Recorded second $48.0 million payment to Abbott; outstanding principal balance on deferred and contingent consideration for the acquired Cardiac assets is now approximately $184.0 million.

•	Reduced debt by an additional $60.4 million through convertible note exchange transactions ($45.4 million) and accelerated Revolving Credit Facility payment ($15.0 million).

Second Quarter 2019 Results
Total revenue for the second quarter of 2019 was $108.3 million, versus $103.2 million for the second quarter of 2018. The 5% increase in sales from the second quarter of 2018 was primarily driven by growth in the Rapid Immunoassay business, and to a lesser extent, by growth in Molecular and Specialized Diagnostic Solutions. Total revenue grew 7% in the quarter on a constant currency basis.

Rapid Immunoassay product revenue, which includes QuickVue, Sofia and Eye Health products, increased 30% in the second quarter of 2019 to $21.8 million, primarily due to a $6.2 million increase in Influenza revenue from the second quarter of 2018. Cardiac Immunoassay revenue, which includes revenue from the Triage, Triage Toxicology and Beckman BNP products acquired in October 2017, totaled $68.0 million in the second quarter of 2019. Excluding the foreign exchange impact, Cardiac revenue was $69.9 million, comparable to last year. Molecular Diagnostic Solutions revenue increased 7% to $4.2 million, led by 26% revenue growth from Solana, our instrumented molecular diagnostic system. Specialized Diagnostic Solutions revenue, which includes revenue from Virology/DHI, Specialty and Other, increased 13% from the second quarter of 2018 to $14.3 million.

“We had another solid quarter, marked by continued strength of our Sofia franchise, both in terms of placements and revenue.  Our Triage franchise continued on track as well, with Cardiac revenue coming in at the upper end of the range that we had suggested,” said Douglas Bryant, president and CEO of Quidel Corporation. “In addition, significant progress was made across numerous product development programs during the quarter, which portends well for a steady cadence of new product introductions over the next several quarters, as we efficiently leverage our assets and infrastructure.”

Gross Profit in the second quarter of 2019 increased to $59.2 million, primarily the result of increased revenues and improved product mix related to the prolonged respiratory disease season. Overall, gross margin for the quarter was 55% as compared to 56% for the same period last year, predominantly due to an unfavorable foreign exchange impact, geographic mix, as well as unfavorable factory absorption. R&D expense decreased by $1.6 million in the second quarter as compared to the same period last year, primarily driven by lower compensation costs, partially offset by higher spending on Sofia and Savanna platforms. Sales and Marketing expense decreased by $0.6 million in the second quarter of 2019, as compared to the second quarter of 2018, largely due to lower transition services expenses that were partially offset by higher salaries, as we complete the globalization of our commercial team. G&A expense increased by $1.4 million in the quarter, primarily due to higher facilities costs associated with our international expansion, as well as professional services fees, offset by lower fees for transition services. Acquisition and Integration Costs in the quarter decreased by $3.1 million to $1.8 million, as a larger proportion of our global operations became fully integrated into the business.

Net income for the second quarter was $1.3 million, or $0.03 per diluted share, as compared to a net loss of $3.1 million, or $(0.08) per share, for the second quarter of 2018. On a non-GAAP basis, net income for the second quarter of 2019 was $15.4 million, or $0.36 per diluted share, as compared to net income of $15.9 million, or $0.37 per diluted share, for the same period in 2018.

Results for the Six Months Ended June 30, 2019
Total revenue for the six-month period ended June 30, 2019 was $256.2 million, versus $272.3 million for the same period in 2018. The 6% decrease in sales was driven by lower Rapid Immunoassay revenue associated with a relatively milder flu season in 2019 versus the prior year, and to a lesser extent, lower Cardiac Immunoassay revenue that was partially offset by growth in Molecular and Specialized Diagnostic Solutions. Foreign exchange had a negative impact of $4.1 million for the six months ended June 30, 2019. The majority of the foreign currency headwind impacted the Cardiac Immunoassay business.

Cardiac Immunoassay revenue, which includes revenue from the Triage, Triage Toxicology and Beckman BNP products acquired in October 2017, totaled $133.9 million in the six-month period ended June 30, 2019. Rapid Immunoassay product revenue decreased 13% in the six-month period ended June 30, 2019 to $84.3 million. This was led by a 14% decline in Sofia revenue to $54.5 million, while QuickVue sales declined 13% from the same period of 2018 to $27.3 million. Molecular Diagnostic Solutions revenue increased 10% to $10.0 million, led by 24% revenue growth from Solana. Specialized Diagnostic Solutions revenue increased 2% from the six-month period ended June 30, 2019 to $28.1 million.

Gross Profit in the six-month period ended June 30, 2019 decreased to $150.1 million, driven by lower revenues and unfavorable impacts from foreign currency and factory absorption. Gross margin for the six-month period ended June 30, 2019 was 59%, as compared to 60% for the same period of the prior year. R&D expense decreased by $0.3 million in the six-month period ended 2019 as compared to the same period last year, primarily due to lower spending for Cardiovascular and Solana projects, partially offset by higher spend on Sofia and Savanna platforms. Sales and Marketing expense increased by $0.4 million in the six-month period ended 2019, as compared to the same period in 2018, largely due to incremental compensation costs associated with the international Triage business that were partially offset by lower transition service fees. G&A expense increased by $4.3 million, primarily due to higher compensation and facilities costs associated with our international expansion, as well as professional services fees. Acquisition and Integration Costs decreased 45% from $8.4 million in the first six months of 2018 to $4.7 million as a larger proportion of our global operations became fully integrated into the business.

Net income for the six-month period ended June 30, 2019 was $26.1 million, or $0.65 per diluted share, as compared to net income of $30.9 million, or $0.81 per diluted share, for the same period in 2018. On a non-GAAP basis, net income for the six months ended June 30, 2019 was $54.3 million, or $1.28 per diluted share, as compared to net income of $70.0 million, or $1.66 per diluted share, for the same period in 2018.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles, non-cash interest expense, impact of the valuation allowance for deferred tax assets and certain non-recurring items on income and net earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted gross profit, adjusted operating income, adjusted net income and adjusted net earnings per share information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the second quarter 2019 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

Investors may either join the live call by telephone, or join via webcast:

•	To participate in the live call by telephone from the U.S., please dial 877-930-5791, or from outside the U.S. dial 253-336-7286, and enter the audience pass code 349-0408.

•
To join the live webcast, the call can be accessed through the following link: https://edge.media-server.com/mmc/p/yvgvn9mu, or via the Investor Relations section of the Quidel website (http://ir.quidel.com).

The website replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) on August 8th, 2019 by dialing 855-859-2056 from the U.S., or by dialing 404-537-3406 for international callers, and entering pass code 349-0408.

About Quidel Corporation
Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the Sofia®, QuickVue®, D3® Direct Detection, Thyretain®, Triage® and InflammaDry® leading brand names, as well as under the Solana®, AmpliVue® and Lyra® molecular diagnostic brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel's recently acquired Triage® system of tests comprises a comprehensive test menu that provides rapid, cost-effective treatment decisions at the point-of-care (POC), offering a diverse immunoassay menu in a variety of tests to provide diagnostic answers for quantitative BNP, CK-MB, d-dimer, myoglobin, troponin I and qualitative TOX Drug Screen. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced immunoassay to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices, hospital and reference laboratories, and other alternate sites, like urgent care centers and retail clinics, where healthcare is provided. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation: adverse changes in competitive conditions in domestic and international markets, the reimbursement system currently in place and future changes to that system, changes in economic conditions in our domestic and international markets, lower than anticipated market penetration of our products, our reliance on sales of our influenza diagnostic tests, fluctuations in our operating results resulting from the timing of the onset, length and severity of cold and flu seasons, seasonality, government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses, the quantity of our product in our distributors’ inventory or distribution channels, changes in the buying patterns of our distributors, and changes in the healthcare market and consolidation of our customer base; our development, acquisition and protection of proprietary technology rights; our development of new technologies, products and markets; our reliance on a limited number of key distributors; our exposure to claims and litigation that could result in significant expenses and could ultimately result in an unfavorable outcome for us, including the ongoing litigation between us and Beckman Coulter, Inc.; intellectual property risks, including but not limited to, infringement litigation; our need for additional funds to finance our capital or operating needs; the financial soundness of our customers and suppliers; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; failures or delays in receipt of new product reviews or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”) or other regulatory authorities or loss of any previously received regulatory approvals or clearances or other adverse actions by regulatory authorities; changes in government policies; costs of and adverse operational impact from failure to comply with government regulations in addition to FDA regulations; compliance with government regulations relating to the handling, storage and disposal of hazardous substances; third-party reimbursement policies and potential cost constraints; our failure to comply with laws and regulations relating to billing and payment for healthcare services; our ability to meet demand for our products; interruptions in our supply of raw materials;

product defects; business risks not covered by insurance; costs and disruptions from failures in our information technology and storage systems; our exposure to data corruption, cyber-based attacks, security breaches and privacy violations; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with product registration requirements, legal requirements, tariffs, exposure to currency exchange fluctuations and foreign currency exchange risk, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, social, political and economic instability, increased financial accounting and reporting burdens and complexities, taxes, and diversion of lower priced international products into U.S. markets; changes in tax rates and exposure to additional tax liabilities or assessments; risks relating to our acquisition and integration of the Triage MeterPro Cardiovascular and toxicology business and B-type Naturietic Peptide assay business run on Beckman Coulter analyzers (the “Triage and BNP Businesses”); Alere’s failure to perform under various transition agreements relating to our acquisition of the Triage and BNP Businesses; that we may incur substantial costs to build our information technology infrastructure to transition the Triage and BNP Businesses; that we may have to write off goodwill relating to our acquisition of the Triage and BNP Businesses; our ability to manage our growth strategy; the level of our indebtedness and deferred payment obligations; our ability to generate sufficient cash to meet our debt service and deferred contingent payment obligations and our ability to repay, renew or extend, our outstanding debt and its impact on our operations and our ability to obtain financing; that our Revolving Credit Facility is secured by substantially all of our assets; the agreements for our indebtedness place operating and financial restrictions on us and our ability to operate our business; that an event of default could trigger acceleration of our outstanding indebtedness; that we may incur additional indebtedness; increases in interest rate relating to our variable rate debt; dilution resulting from future sales of our equity; volatility in our stock price; provisions in our charter documents, Delaware law and the indenture governing our Convertible Senior Notes that might delay or impede stockholder actions with respect to business combinations or similar transactions; our intention of not paying dividends; and our ability to identify and successfully acquire and integrate other potential acquisition targets. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time, should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Three months ended June 30,
Consolidated Statements of Operations:	2019	2018
Total revenues	$108,252	$103,155
Cost of sales	49,073	45,487
Gross profit	59,179	57,668
Research and development	11,723	13,284
Sales and marketing	26,926	27,545
General and administrative	12,876	11,500
Acquisition and integration costs	1,836	4,935
Total costs and expenses	53,361	57,264
Operating income	5,818	404
Other expense, net
Interest expense, net	(4,505)	(6,839)
Loss on extinguishment of debt	(748)	(2,398)
Total other expense, net	(5,253)	(9,237)
Income (loss) before income taxes	565	(8,833)
Benefit for income taxes	(705)	(5,757)
Net income (loss)	$1,270	$(3,076)

Basic earnings (loss) per share	$0.03	$(0.08)
Diluted earnings (loss) per share	$0.03	$(0.08)
Shares used in basic per share calculation	40,209	37,925
Shares used in diluted per share calculation	41,429	37,925

Gross profit as a % of total revenues	55%	56%
Research and development as a % of total revenues	11%	13%
Sales and marketing as a % of total revenues	25%	27%
General and administrative as a % of total revenues	12%	11%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$21,772	$16,689
Cardiac Immunoassay	67,982	69,850
Specialized Diagnostic Solutions	14,286	12,694
Molecular Diagnostic Solutions	4,212	3,922
Total revenues	$108,252	$103,155

Condensed balance sheet data:	6/30/2019	12/31/2018
Cash and cash equivalents	$28,554	$43,695
Accounts receivable, net	44,643	58,677
Inventories	64,622	67,379
Total assets	846,181	806,371
Short-term debt	12,874	54,550
Long-term debt	22,809	56,865
Stockholders’ equity	509,963	425,584

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Six months ended June 30,
Consolidated Statements of Operations:	2019	2018
Total revenues	$256,220	$272,298
Cost of sales	106,114	108,359
Gross profit	150,106	163,939
Research and development	25,653	25,905
Sales and marketing	56,515	56,103
General and administrative	26,307	22,032
Acquisition and integration costs	4,660	8,402
Total costs and expenses	113,135	112,442
Operating income	36,971	51,497
Other expense, net
Interest expense, net	(9,087)	(14,689)
Loss on extinguishment of debt	(748)	(6,965)
Total other expense, net	(9,835)	(21,654)
Income before income taxes	27,136	29,843
Provision (benefit) for income taxes	1,022	(1,039)
Net income	$26,114	$30,882

Basic earnings per share	$0.65	$0.84
Diluted earnings per share	$0.65	$0.81
Shares used in basic per share calculation	39,957	36,586
Shares used in diluted per share calculation	42,315	42,255

Gross profit as a % of total revenues	59%	60%
Research and development as a % of total revenues	10%	10%
Sales and marketing as a % of total revenues	22%	21%
General and administrative as a % of total revenues	10%	8%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$84,266	$97,374
Cardiac Immunoassay	133,854	138,294
Specialized Diagnostic Solutions	28,140	27,565
Molecular Diagnostic Solutions	9,960	9,065
Total revenues	$256,220	$272,298

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended June 30,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2019	2018	2019	2018	2019	2018 (b)	2019	2018 (b)
GAAP Financial Results	$59,179	$57,668	$5,818	$404	$1,270	$(3,076)	$0.03	$(0.08)

Adjustments:
Interest expense on Convertible Senior Notes (a)					862	1,497
Non-cash stock compensation expense	262	265	3,372	3,479	3,372	3,479
Amortization of intangibles	1,926	1,998	6,967	6,998	6,967	6,998
Amortization of debt issuance costs on credit facility					101	284
Non-cash interest expense for deferred consideration					2,161	2,608
Loss on extinguishment of Convertible Senior Notes					748	766
Loss on extinguishment of Senior Credit Facility					—	1,632
Change in fair value of acquisition contingencies			626	745	626	745
Acquisition and integration costs			1,836	4,935	1,836	4,935
Foreign exchange loss (b)					776	543
Income tax impact of adjustments (c)					(3,315)	(4,458)
Income tax impact of valuation allowance for deferred tax assets					—	(79)
Adjusted (d)	$61,367	$59,931	$18,619	$16,561	$15,404	$15,874	$0.36	$0.37

(a) Interest expense on Convertible Senior Notes and related tax impact are not adjusted for the purposes of calculated GAAP diluted earnings (loss) per share as the Convertible Notes are anti-dilutive.
(b) Adjusted net income and adjusted diluted EPS for the three months ended June 30, 2018 reflect an adjustment for foreign exchange loss to conform to current period presentation.
(c) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 19% for 2019 and 2018.
(d) Adjusted net earnings per share for the three months ended June 30, 2019 was calculated using an adjusted diluted weighted average shares outstanding of 43.0 million shares. Adjustments from GAAP diluted weighted average shares outstanding consisted of 1.6 million potentially dilutive shares issuable from Convertible Senior Notes.

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Six months ended June 30,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2019	2018	2019	2018	2019	2018 (b)	2019	2018 (b)
GAAP Financial Results	$150,106	$163,939	$36,971	$51,497	$26,114	$30,882
Interest expense on Convertible Senior Notes, net of tax					1,489	3,361
Net income used for diluted earnings per share, if-converted method					27,603	34,243	$0.65	$0.81

Adjustments:
Non-cash stock compensation expense	542	496	6,960	6,415	6,960	6,415
Amortization of intangibles	3,851	4,741	13,948	14,859	13,948	14,859
Amortization of debt issuance costs on credit facility					202	615
Non-cash interest expense for deferred consideration					4,504	5,401
Amortization of inventory step-up of fair value		3,650		3,650	—	3,650
Loss on extinguishment of Convertible Senior Notes					748	2,304
Loss on extinguishment of Senior Credit Facility					—	4,661
Change in fair value of acquisition contingencies			626	745	626	745
Acquisition and integration costs			4,660	8,402	4,660	8,402
Foreign exchange loss (a)					1,275	375
Income tax impact of adjustments (b)					(6,255)	(9,011)
Income tax impact of valuation allowance for deferred tax assets					—	(2,622)
Adjusted	$154,499	$172,826	$63,165	$85,568	$54,271	$70,037	$1.28	$1.66

(a) Adjusted net income and adjusted diluted EPS for the six months ended June 30, 2018 reflect an adjustment for foreign exchange loss to conform to current period presentation.
(b) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 19% for 2019 and 2018.